Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY APPOINTS CON WADSWORTH

EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER

THE WOODLANDS, TX — March 11, 2016 — Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that Con Wadsworth has been named Executive Vice President & Chief Operating Officer, effective March 10, 2016. In this newly created role, Mr. Wadsworth will be responsible for driving operational efficiency and improved performance across all operating subsidiaries of the Company. He will report to Paul Varello, Sterling’s Chief Executive Officer.

Mr. Wadsworth has 40 years of heavy civil construction experience. Recently he served as President of Ralph L. Wadsworth Construction Company (“RLW”), one of Sterling’s most successful subsidiaries. RLW was acquired in late 2009 as part of Sterling’s geographic expansion strategy.

“We are very pleased to have Con in this new and vitally important role. He has a long and successful track record at RLW for delivering projects on time and within budget,” stated Mr. Varello. “Con has extensive experience in all aspects of our business including estimating, project management and contract administration. In this new role, Con will apply best practices throughout our operations, and capitalize on profit-maximizing synergies across our subsidiaries, including bidding strategies, allocation of resources and optimization of our combined fleet of construction equipment.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states where there are profitable construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group, Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609